Exhibit 99.3

VASCO Data Security International, Inc.

Q2 2015 Earnings Conference Call

Edited Transcript

July 28, 2015

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International - VP -- Corporate Communications

Ken Hunt VASCO Data Security International - Founder, Chairman, CEO

Cliff Bown VASCO Data Security International - EVP, CFO, Secretary

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Co. - Analyst

Debra Fiakas Crystal Equity - Analyst

Kevin MayhewPrivate Investor

Fred Ziegel Topeka Capital Markets - Analyst

Josh Goldberg G2 Investment Partners - Analyst

PRESENTATION

Operator

Welcome to the VASCO Data Security International Inc. Q2 2015 earnings conference call. During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question and answer session. (Operator Instructions)

I’d now like to turn the conference over to John Gunn, Vice President of Corporate Communications. Please go ahead, sir.

John Gunn - VASCO Data Security International - VP -- Corporate Communications

Thank you, Operator. Greetings, everyone. Thank you for joining the VASCO Data Security second quarter 2015 earnings conference call.

My Name is John Gunn, and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

Speaking first will be Ken Hunt, VASCO’s Chairman, Founder and CEO; followed by Cliff Bown, our EVP and Chief Financial Officer. Jan Valcke, our President and Chief Operating Officer; is not participating on the call due to a fire today at his personal residence. Mr. Valcke and his family are all in good condition, but because of circumstances he will not be able to join us. Following our prepared comments, we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events or performances are forward-looking statements. Any statements containing words such as believes, anticipates, plans, expects, projects and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

In addition, please note that the date of this conference call is July 28, 2015. And any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the Federal Securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reasons.

At this time, I will turn the call over to Ken Hunt.

Ken Hunt -VASCO Data Security International - Founder, Chairman, CEO

Thank you, John. And thank you all for joining us on the call today at our new time after the market close. This will remain our regular time going forward. We made the change to accommodate the stated preference of investors. You will notice that we are keeping our comments brief today, so that we may focus on answering your questions after management’s prepared remarks.

Our performance was strong and I’m very pleased with our financial results for the second quarter and first six months of 2015. We again delivered revenue that is the highest in the company’s history for the comparable periods. We accomplished this in the face of headwinds created by the strengthening of the U.S. dollar. Please keep in mind however, that while the strengthening of the U.S. dollar reduces our revenues, it also reduces our operating expenses and yields a negligible effect in operating income.

During the second quarter of 2015, we delivered over $65 million in revenue for the second successive quarter. This represents a 37% increase in revenue over the second quarter of 2014. Revenue for the first six months of 2015 was $130 million, an increase of 51% from the first six months of 2014.

We believe VASCO’s second quarter and first six months results validate the rising demand for our newest anti-fraud solutions and a continuing demand for our authentication products.

For the second quarter and first six months of 2015, we delivered increases in revenue of 43% and 61% in the banking segment of our business respectively, compared to comparable periods in 2014.

The increase was driven in large part by the delivery of a significant amount of product using our new Cronto technology which was primarily card readers sold to Rabobank. We also delivered a 4% increase in revenue in both periods from the enterprise and application security segment compared to 2014, driven by gains and maintenance revenues.

Our second quarter 2015 results again demonstrated the leverage of our operating model, as our operating income as a percentage of revenue increased significantly for both the second quarter and first six months of 2015 when compared to the same period for 2014, even with declines in our gross margins.

Revenues related to our delivery of all products sold to Rabobank globally exceeded 30% of our second quarter revenue, as they did in the first quarter. Combined revenues from all other customers, excluding Rabobank decreased less than 10% for the second quarter of 2015 and increased by less than 5% for the six months of 2015 when compared to 2014.

We anticipate that our revenue for the second half of 2015, excluding Rabobank will remain essentially flat when compared to 2014.

As noted, in previous calls, our current sales and licensing business model create situations where our quarter-to-quarter to results are uneven. While we are providing information on revenues from customers excluding Rabobank, we view the results on a consolidated basis.

We consider the Rabobank transaction to be consistent with our business model where our customers often replace products previously purchased from us with products that are easier to use and more secure.

Consistent with our business model, while some customers are doing major new rollouts, such as Rabobank, others are completing rollouts and moving into a maintenance mode. It is the sustainable, repeatable nature of our revenue stream.

Also while it is appropriate to note that revenues from customers, excluding Rabobank, is expected to be flat for full year 2015 compared to full year 2014, we believe that are pipeline of opportunities for future sales of our products, including products with our newer technology remains strong.

During the second quarter, we announced IDENTIKEY Risk Manager, our newest anti-fraud solution that provides real time, multi-channel fraud prevention capabilities to intelligently detect fraud, while improving the customer experience.

IDENTIKEY Risk Manager works silently in the background. Its sophisticated, machine learning based intelligence engine provides real time analysis and predictive capabilities to reduce the exposure to fraud at critical stages of the customer life cycle like money transfer, profile change, cross border cash withdrawal.

IDENTIKEY Risk Manager scores end user actions based on behavioral patterns, contextual analysis and the use of quantitative and qualitative data out of the usage of virtually any device, including mobile phone, computers, credit or debit card operations.

It essentially acts as an invisible overseer to identify and prevent fraud in real time. We already have a high level of interest among VASCO customers and new prospects for this new solution.

We remain optimistic about the long-term prospects for our solutions, including our newest solutions such as IDENTIKEY Risk Manager and our DIGIPASS solutions for mobile application protection, as they meet the urgent needs of customers under assault from the rising tide of global hacking organizations.

We finished the second quarter with a total of $157 million with cash, cash equivalents and short-term investments and working capital of $191.9 million. We continue to aggressively pursue acquisition opportunities, as we believe that this represents the best use of our growing cash balances.

As we previously shared, we are seeking additional tuck-in acquisitions similar to our successful Cronto technology and Risk IDS acquisitions and we’ve expanded our range of candidates to include other potentially larger targets that will allow us to further realize the benefits of our deeply established business relationships with many of the world’s leading banks.

We are continuing to execute on our plan to increase our investment in R&D, marketing and sales headcount as we discussed during our previous earning conference calls. We started the year with 371 employees and we have increased this to 382. We’ve also initiated, expanded marketing programs. We expect to realize the benefits of these investments in coming quarters.

To conclude my comments, the drivers of our growth remain solid. These include, a rise in global hacking, and the need for additional methods to mitigate this risk, a solid product portfolio of innovative, anti-fraud solutions, opportunities in new markets beyond banking and a loyal customer base. We expect to deliver solid growth over the long-term.

At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff?

Cliff Bown -VASCO Data Security International - EVP, CFO, Secretary

Thanks Ken and welcome to everyone on the call. As noted earlier by Ken, revenues for the second quarter of 2015 were $65.4 million, an increase of $17.7 million or 37% from the second quarter of 2014. For the first six months, revenues were $130.5 million, an increase of $44.1 million or 51% from the comparable period in 2014.

The increase in revenue in the second quarter reflected a 43% increase in revenues from the banking market and a 4% increase in revenues from the enterprise and application security market.

For the six months ended June 30, 2015, the increase reflected a 61% increase in revenues from the banking market, and a 4% increase in revenues from the enterprise and application security market.

Changes in exchange rates had an unfavorable impact on the conversion of revenues. The US dollar on average strengthened approximately 25% and 22% against the euro for the second quarter and first six months of 2015 respectively when compared to the same periods in 2014.

We estimate that revenues were $2.5 million lower for the second quarter and $5.2 million lower for the first six months of 2015 than they would have been had the exchange rates in 2015 been the same as in 2014.

Given the relative growth rates in revenue from the banking and enterprise security market, the mix of revenues in the second quarter of 2015 were more heavily weighted to the banking market than in the second quarter of 2014.

Revenues from the banking market were 88% of our total revenue in both the second quarter and first six months of 2015 compared to 85% and 83% in the second quarter and first six months of 2014 respectively.

The geographic distribution of our revenue for the six months of 2015 was approximately 71% from EMEA, 4% from the United States, 17% from Asia and the remaining 8% from other countries.

For the first six months of 2014, 62% of our revenue was from EMEA, 5% was from the US, 23% from Asia, and 10% was from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Gross profit as a percentage of revenue or gross margin for the second quarter and first six months of 2015 was approximately 59% and 58% respectively and compares to 65% and 66% for the second quarter and first six months of 2014 respectively.

The decrease in gross margin for both the second quarter and first six months of 2015 compared to the same periods in 2014 is primarily related to a decline in gross margins from hardware product sold in the banking market, the unfavorable impact of the strengthening of the US dollar to the euro, and unfavorable mix of products sold with revenues from the enterprise and application security market decreasing as a percentage of our total revenue and a decline in non-hardware revenue as a percentage of our total revenue.

The decline in the gross margin on product sold into the banking market primarily reflected an increase in the percentage of our revenue that came from card readers. For the second quarter and first six months of 2015 approximately 38% and 42% respectively of our total revenue came from the sale of card readers.

For the second quarter and first six months of 2014, approximately 19% and 20% respectively of our total revenue came from the sale of card readers. Card readers generally have a gross profit margin that is approximately 25 to 35 percentage points lower than other hardware related margins due to competitive pricing pressure.

The unfavorable impact on gross margins of the strengthening of the U.S. dollar to the euro reflects the fact that the majority of our inventory purchases are denominated in U.S. dollars, while our sales are denominated in various currencies including the euro.

As the U.S. dollar strengthened against the euro in the second quarter and first six months of 2015 compared to the comparable periods in 2014, revenues from sales made in Euros decreased as measured in U.S. dollars without a corresponding change in cost of goods sold.

As noted earlier, the impact from changes in currency rates are estimated to have decreased revenue by approximately $2.5 million and $5.2 million for the second quarter and first six months of 2015 respectively.

Had the currency rates in 2015 been equal to the rates in 2014, the gross profit margin would have been approximately 1.5 and 1.6 percentage points higher for the second quarter and first six months of 2015 respectively.

Revenue from our enterprise and application security market which generally has margins that are 30 to 40 percentage points higher than the banking market, declined to 12% of our total revenue for both the second quarter and first six months of 2015 compared to 15% and 17% for the second quarter and first six months of 2014.

Similarly, revenue from non hardware products generally has margins that are 30 to 40 percentage points higher than our hardware products. While the amount of revenue from our non hardware products increased 10% and 9% in the second quarter and first six months of 2015 respectively compared to the comparable periods of 2014, they decreased as a percentage of total revenue from 26% and 28% in second quarter and first six months of 2014 respectively to 21% and 20% of revenue in the second quarter and first six months of 2015 respectively.

On a consolidated basis our operating expenses for the second quarter and first six months of 2015 were $22.7 million and $44.3 million respectively, a decrease of $0.6 million or 3% from the second quarter of 2014 and a decrease of $0.9 million or 2% from the six months ended June 30, 2014.

The decrease in consolidated operating expenses for the second quarter and first six months of 2015 compared to the same periods in 2014, was primarily related to the benefit of the strengthening of the U.S. dollar to the euro and other foreign currencies, and an average lower headcount partially offset by increased long term incentive compensation expenses, increased expenses related to sales and marketing activities and increased professional fees, primarily legal fees.

We estimate that the strengthening of the U.S. dollar to the euro and other foreign currencies reduced operating expenses by $3 million and $5.1 million in the second quarter and first six months of 2015 compared to the same periods in 2014.

Our average headcount in the second quarter and first six months of 2015 was 1% and 3% lower respectively than the comparable periods in 2014. As you may recall, in 2014 we reduced headcount as we moved the function of the R&D facility in Brisbane, Australia into Vienna, Austria and we also reduced headcount in sales and marketing areas focused on the enterprise and application security market to improve profitability.

For the second quarter and first six months of 2015, operating expenses included $1.4 million and $2.6 million respectively of expense related to stock based and long term incentive plans compared to expense of $0.8 million and $1.4 million in the second quarter and first six months of 2014 respectively.

By functional area in the first six months of 2015 compared to the first six months of 2014, our operating expenses decreased $1.9 million or 9% in sales and marketing and decreased $1.3 million or 12% in research and development but were partially offset by an increase of $2.2 million or 20% in general and administrative expenses.

The decline in operating expenses in both sales and marketing and in research and development was primarily due to the strengthening of the U.S. dollar compared to other foreign currencies. The increase in general and administrative expenses primarily reflected the increase in our stock based and long term incentive plan cost and professional fees.

At June 30, 2015 we had 382 people worldwide with 187 in sales, marketing and customer support, 135 in research and development and 60 in general and administrative. The average headcount for the first six months of 2015 was 10 persons or 3% lower than the average headcount for the first six months of 2014.

Operating income for the second quarter of 2015 was $15.8 million, an increase of $8.1 million or 106% from the $7.6 million recorded in the second quarter of 2014. For the first six months, operating income was $31.8 million in 2015, an increase of $20.3 million or 176% from the $11.5 million reported in 2014.

Operating income as a percentage of revenue or operating margin was 24% for both the second quarter and first six months of 2015. In 2014, our operating margins were 16% for the second quarter, and 13% for the first six months.

We reported income tax expense of $2.3 million for the second quarter and $4.5 million for the first six months of 2015. The effective tax rate was 14% for both the second quarter and first six months of 2015.

For 2014, we reported income tax expense of $1.0 million for the second quarter and $1.8 million for the first six months of 2014. The effective tax rate was 13% for the second quarter and 15% for the first six months of 2014.

The increase in tax expense for the second quarter and first six months is attributable to higher pretax income partially offset by this lower effective tax rate. The effective tax rates for both 2015 and 2014 reflect our estimate of our full year tax rate at the end of second quarter in each period. The change in tax rate reflects a number of differences including but not limited to our estimates of full year pretax income at the end of the second quarter of each year, as well as the geographic distribution of where the income is earned.

Our balance sheet continued to show the strength of our operations, our net cash balance including short term investments was $157 million at June 30, 2015 an increase of $7.9 million or 5% from $149.1 million at March 31, 2015. And an increase of $19.6 million or 14% from $137.4 million at December 31, 2014.

At June 30, 2015 we have working capital of $191.9 million, an increase of $17 million or 10% from $174.9 million at March 31, 2015, and an increase of $30.9 million or 19% from $161 million reported at December 31, 2014. The increase in working capital is primarily related to our operating profit.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt -VASCO Data Security International - Founder, Chairman, CEO

Thank you, Cliff. At this time I would like to highlight our guidance for 2015. VASCO is reaffirming its guidance for revenue and operating margins for the full year 2015 as follows; Revenue is expected to be in the range of $230 million to $240 million, and operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 19% to 22%.

As I mentioned earlier in this call, while our pipeline of potential new order is strong, it is difficult to predict the timing of specific orders. As has been our practice we will provide an update to the guidance with our reported results at the end of the third quarter.

This concludes our presentations today. We will now open the call for questions. As you may have noticed, we have kept today’s prepared comments brief to allow more time for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). And our first question comes from the line of Joe Maxa with Dougherty & Co. Please go ahead. Your line is open.

Joe Maxa -Dougherty & Co. - Analyst

Thank you. Couple of questions. The first one is on your guidance Ken, the operating margin reaffirm even at the high end suggests a pretty big pullback in the second half compared to the first half or perhaps even what we were thinking previously given the outperformance in Q2. Is that more of a conservative estimate or, just wondering how you’re thinking about that?

Ken Hunt -VASCO Data Security International - Founder, Chairman, CEO

I think that’s it, we’re trying to be conservative.

Cliff Bown -VASCO Data Security International - EVP, CFO, Secretary

Yes, Joe, it’s Cliff. Couple of other comments for you, it’s obvious from the guidance that we gave, we’re anticipating that Q or the second half of this year revenue-wise is going to be lower, but you also know from following us for a long time that our operating expense space is relatively stable, currency excluded.

So as we have a plan to increase our investment in sales and marketing and research and development in the second half with lower revenues, we expect that the operating margins will be lower in the second half than the first half.

Joe Maxa - Dougherty & Co. - Analyst

Okay, that’s helpful. And then on the outlook, Ken, just in general, talking about ex Rabobank revenue will be flat year-over-year this year, I think the concern out there on the street given the short position is for growth next year. And I just wondered, if you could give us a little color on how you think about the growth, what the pipeline looks like in terms of the seven figure deals, and any help you can give on us looking at beyond the next six months into next year would be helpful?

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

Well the pipeline is strong as it’s been in the past and the way we look at the pipeline is the big deals, a larger deals, and the higher percentage of confidence of the deals, and then we look at the middle range, and then we look at opportunities and activities in general.

We’ve talked in the past about what we go through, the method we go through is to work with our existing customers and work with them as they issue their request for information, we respond to that and hopefully we get involved in a proof-of-concept, that’s where our product and others are actually used by a group of users, and then we go into the proposal phase, and hopefully we get a majority of those.

I’ve talked about that methodology for a number of quarters and it remains the same. The timing of the exact projects -- again as we’ve said before is not in our control, but the whole idea is to go back to our customers and upsell them or refresh them, and as hacking becomes more and more prominent, more insidious, they go back to what they have done for years and that’s every four to six years they replace what they have with something, now something much easier to use, much more intuitive, yet still as strong or stronger than the previous products.

So it’s just our normal course of business, most of our business, around 80% a year, comes from our existing customer base, so we go back, we take care of them, we show them our new products, which we’ve talked about now for a number of quarters, and within a reasonable period of time they respond and they refresh what they have had before.

So it’s business as usual, really Joe.

Joe Maxa - Dougherty & Co. - Analyst

Does your backlog, I guess your pipeline suggest you can grow next year, if a number of these deals hit?

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

Yes, I think so. And as we’ve said, we are also mindful that there are opportunities out there which can advance our position in the market by buying smaller companies that have already developed products on their own money -- with their own money, they have developed the products, they’ve sold it in their territory, so we know that the products will sell, they’re looking for a larger organization because they, when you’re growing your company, you always need money to fuel the beast.

And so that’s how we acquired the 14 companies that we have since the very beginning is finding the companies that have the good products, that have vetted the products in the marketplace, in other words, customers will buy those products and the most important thing to remember is that the banking channel is a loyal channel, and we are always trying to find new products to offer to our customers and our new prospects. That drives us everyday.

Joe Maxa - Dougherty & Co. - Analyst

Thanks, Ken. I guess my question limit is up.

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

You can come back.

Operator

And our next question comes from the line of Debra Fiakas with Crystal Equity. Please go ahead. Your line is open.

Debra Fiakas - Crystal Equity - Analyst

Thank you. You mentioned two customers in the press release, Caesars Entertainment and Informatique Banque Populaire, and I wondered if -- I’m new following your company. Are those new customers, are those, this new business that you have with them and described in the press release, is that a follow-on business?

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

Caesars is for internal use for employees. I believe that’s a new customer. And the French bank that you asked about, this is a novel use of our Bluetooth product, and it’s for the branch and it actually allows a service personnel to greet a banking customer with a DIGIPASS card reader, that will read an EMV card, and then with Bluetooth will communicate with a device that the service personnel is carrying.

So that’s not the biggest deal we’ve ever done, but it’s very exciting because it’s using the new technologies that we have and becoming an example to others about what you can do with VASCO technology.

Debra Fiakas - Crystal Equity - Analyst

Excellent. Now just to confirm that it was an existing customer and they’re just adding on the Bluetooth technology -

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

I don’t believe they are a customer either.

Debra Fiakas - Crystal Equity - Analyst

I see. So these are two new customers and I wondered then if you could give us an idea of how many new customers, I realize that the bulk of your businesses and follow-on business, and of course that’s most appreciated but how many new customers do you think that you have accumulated, just say, this year in 2015.

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Debra, this is Cliff Bown. We don’t track that information or report that information currently because there is really, is no such thing as comparable customers. We could have a large number of customers with very small deals or one or two customers with very large deals, and that information may be misleading. So we don’t comment on the number of customers.

Debra Fiakas - Crystal Equity - Analyst

I wasn’t actually thinking of the total number, I was just trying to get an idea of the pace of picking up new customers because we’ve seen that, while the orders could be quite small, it does suggest that that your customer base is building and I just want to differentiate between the two of them.

And then my second question very quickly is in regard to the Cronto Technology, I think you mentioned in your opening remarks, Ken, you’d been working very hard, trying to get new business for that technology as well as the IDENTIKEY Risk Manager. And you mentioned a number of bids, could you kind of give us a little bit more flavor of what that pipeline looks like in terms of, are they casual conversations or are they -- do you have anything that is in at the point where you have a firm bid and you’re just waiting for a reply.

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

Well, as I mentioned a few minutes ago, the sale cycle that I described is kind of typical, whether it’s a new company or it’s an existing customer, the banks are pretty methodical, and I’m really talking about our major business and that’s the banking and financial services business. They pretty much all do it the same way, and they look in the marketplace for products that can solve a problem or serve a need, and then they could go to Gartner, they could go to Forrester, they could go to other consultants to see who the serious providers are, security providers are.

They invite them to respond to the request for information, they describe what their problem is and then they ask vendors like VASCO, to propose a solution. And if it looks interesting, they are invited. Maybe 20 are asked to respond to requests for information. Maybe three are chosen, to come in and do a proof-of-concept.

The banks are very concerned about how the customers, both corporate and retail customers, respond to new technologies, because they don’t want to drive them away, so that’s a very important part of our sales cycle.

And then it goes to a proposal, then the proposal is awarded, then you get the business. Historically, with our current customers, our current banking customers, we win almost all of that business and that’s why we’ve had so many banks that have been with us for 5, 10, 15, even 20 years, so I don’t know what else to tell you other than that.

In terms of numbers, we are really driven by the number of units that we sell, some hardware and that’s declining because mobile banking software is becoming much more popular. We’ve got the products that makes it easy to support mobile banking as an example, so that’s just the way we do it. I can’t really comment on the number of customers as Cliff said, that wouldn’t be meaningful.

HSBC we’ve had as a customer for a long time. All of their operations country-by-country are independent so even though we have the introduction, we still need to go and make the sales. So with HSBC, we are in over 50 countries with HSBC. So everything is different. And as Cliff said, it’s not really meaningful.

Debra Fiakas - Crystal Equity - Analyst

Okay, wonderful. Thank you. I’ll get back into the queue.

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

Okay.

Operator

And our next question comes from the line of [Kevin Mayhew], who is a Private Investor. Please go ahead. Your line is open.

Kevin Mayhew Private Investor

I was just wondering, just listening this call and looks like the company is doing extremely good quarter after the quarter its beating the expectation and very impressed with the outlook. On the question I don’t know if you will be able to answer. Why there is so much short interest on the stock actually, I am very curious to know if you can shed some light on this.

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

That’s a good question. It’s a concept that I don’t understand myself. I have always been one that invest my money in stories that I like, instead of the opposite. And certainly shorting is legitimate, there is nothing against the law at it. So it’s there and so the way we combat shorts, the only way we can do it, is we don’t get angry, I don’t get angry at anybody that’s shorting our stock, as I said it’s legitimate.

The only thing we can do is perform. So, that’s what we focus on is building the business, managing the business well, and making very good profits and very good cash flow.

Kevin Mayhew Private Investor

Thank you.

Operator

(Operator Instructions). Our next question comes from the line of Fred Ziegel with Topeka Capital Markets. Please go ahead.

Fred Ziegel - Topeka Capital Markets - Analyst

So if I look at your deferred revenue account which is essentially flat quarter-on-quarter and up a little bit year-to-year, it would look like, you haven’t really gotten a lot of traction yet with DIGIPASS for Apps or DIGIPASS for Mobile or the risk manager product, is that that’s the way to think about it or is there some other dynamic at work there?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Fred I would offer the interpretation that we haven’t been widely successful in creating term licenses or recurring revenue. With those products I think those do provide good opportunities for moving from a sales and license model, to a recurring revenue model but a lot of the customers we have talked to, have been existing customers and they are more familiar with sales and licensing than they are term revenue.

So the deferred revenue balances that you’re seeing today are primarily due to maintenance and items that didn’t meet revenue recognition criteria at the end of the quarter.

Fred Ziegel - Topeka Capital Markets - Analyst

I was just going to say so it’s the same sort of purchasing mentality that Rabobank -- that’s also a purchased deal right?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

That’s right.

Fred Ziegel - Topeka Capital Markets - Analyst

With all that’s been going on in the last couple of years and I know you repeatedly said refresh cycles every four to six years, is it your sense at all that that timeline is shrinking or no?

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

Well I think when we first captured that phrase, sustainable repeatable revenue, and started describing that after three to five years, they would do something different. I think it’s extended just a little bit because when we first started describing this 10 years ago or so, we talked about three to five years and a fairly long refresh cycle. Rabobank is an example, is doing a very large refresh cycle in a relatively short period of time and it’s because they have done it several times, they know what they are doing and so.

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Yes Fred, I would say that the cycle hasn’t changed a lot may be increasing slightly but the speed with which they do the rollout has accelerated. So when they do a major rollout, Rabo being a prime example, are doing it very quickly especially considering the volume of units that they’re deploying to their customer base.

Fred Ziegel - Topeka Capital Markets - Analyst

So if I think about Rabo, just to be specific for a second, their prior refresh started four or five years ago, and took two years as opposed to five quarters or something along those lines?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

I would think they started more than five years ago and probably went over six to eight quarters instead of four. Again, those are subjective numbers, those are off the top of my head, I don’t have that hard data in front of me.

Fred Ziegel - Topeka Capital Markets - Analyst

Okay. And just quickly, any status on Deutsche Bank, Singapore, Belgium, and Mizuho where those stand?

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

I don’t have any particular update on that, Fred, sorry. Please remember that one of the misconcepts is that, or maybe a misconcept, so I’ll try to clear it up is that when one of our banks does a refresh like this, perhaps they take two years to replace what they had before, perhaps they take six quarters, five quarters, it is really a daunting thing to distribute that many 1 million, 2 million, 5 million DIGIPASS devices, that’s a daunting task.

And so as you look at the business and how it grows, we have a lot of opportunities where like for DIGIPASS for Apps, IDENTIKEY Risk Manager, these are incremental to what the companies already have. So it offers the potential of another multiple refresh cycle.

If you think about all the banks we have, they don’t all get together and have a meeting and decide that they want to refresh and replace what they have. They all have their own time frames, they all their own plans, so as we add more banks to our portfolio of customers, by definition it’s going to smooth out, as we add more products that are subscription based or a time based, term license based, that’s going to introduce more predictability in our model.

As we look for companies that we think can be additive to what we sell to that banking channel, many of the products that are out there today are all subscription or term license, so over time our model is going to change, our revenue model is going to change.

Fred Ziegel - Topeka Capital Markets - Analyst

Thanks.

Operator

And our next question comes from the line of Josh Goldberg with G2 Investment Partners. Please go ahead.

Josh Goldberg - G2 Investment Partners - Analyst

Hi guys, just a couple quick questions. You mentioned Rabobank being over 30% of the first half revenue, and I think you’ve mentioned in previous calls that you’re expecting them to continue into the third quarter and then finish there, their main purchasing for the year. Could you just give us some color on how much do you think Rabobank could be for you guys in the back half of the year? And I have a follow up.

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

Yes. I’d like to speak about that anecdotally, because in all the cases of these refresh cycles, it’s not like they refresh everything and then stop, there always seems to be a tail because the banks add more customers, so there’s always a stream of orders, not nearly as big of course as the major refresh, but there is always a stream of additional orders.

HSBC is an example, was a 10% customers for many years, than they had that major roll out over about six quarters in around 2011. HSBC U.K. participated for the first time with a purchase of 4.5 million units and HSBC continues to be a meaningful customer because of the tail continuing to order products for new customers.

Josh Goldberg - G2 Investment Partners - Analyst

Okay. So you’re not going to give a number in terms of how much Rabobank will be?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

I think part of the answer there Josh is, we don’t know what the follow on orders would be. With Rabobank, they continue to order the old technology that they had, at the same time they’re ordering the new technology. Then the other way they were rolling it out was new technology to existing customers, their most important customers, the old technology to new customers that were coming on, only with the idea that in a short time they were going to replace that old technology with the new but they just needed to buy more.

So it’s very common as Ken was saying for them to have a base level of purchases that continue year-after-year after that initial roll out.

Josh Goldberg - G2 Investment Partners - Analyst

Okay, got you. I guess the other part that you mentioned was that, you are projecting that business outside of Rabobank will be flat in the back half of the year. I know that you said in the first quarter that business after Rabobank was up 15% year-over-year in the first quarter. Could you give that number for the second quarter?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Well, in the prepared remarks we said that it was a decline in the second quarter, and we said it was a decline of less than 10% on a year-to-date basis it was still an increase but an increase of less than 5%.

The issues surrounding that particular disclosure are that it’s also obviously impacted by currency exchange. When we get to that number or when we talk about Rabo, Rabo is generally a dollar denominated transaction, but most of the currencies falls to that other group.

So if you were to put that $5 million or even the $2.5 million per quarter into the other group, it looks different. So when you do consider that group, consider currency effects, also when you consider that group, consider the fact that we have different volumes of new customers coming on in each year and when you look at last year’s results, you see the increase from Q1 to Q2, that was due to large part to new customers coming on, so the comp in Q2 is more difficult, it’s also attributable to a significant degree to those new customers of which would not be buying more new product now.

So there is a number of factors that go into that other group and I think Ken’s comments in his prepared remarks are key that we’ve always got new customers coming onboard with different roll out cycles, we always have refresh that because of our sales and licensing model, the comparisons in any given quarter are quite difficult to understand to explain.

So for us that’s why we give annual guidance, the annual number that includes all of the refreshes, all of the new customers, all of the maintenance makes more sense to us than a quarter-to-quarter comparison.

Josh Goldberg - G2 Investment Partners - Analyst

Okay, got you. And one last one for me, I mean obviously I’m sure you’re working hard on some of these new projects and the pipeline. Can you just talk a little about what’s going on the U.S. side, obviously that’s been an area that you really not been able to crack in a big way so far, and I’m just curious if you can give us an update on how you’re doing in the U.S. Thanks.

Ken Hunt -VASCO Data Security International - Founder, Chairman, CEO

Sure, thanks Josh. Well, as far as the U.S. is concerned, I think I’ve addressed this before. The U.S. has a different attitude, a different culture about security and about the need for security. Now that’s kind of an old statement. I think that the U.S. has finally awakened and they know that they have to do something to protect not only their employees but their customers, their corporate customers, their retail customers.

HSBC is an example, about nine months ago stood up, said that all of their retail customers in North America had to use a DIGIPASS 275, that’s a model of our little DIGIPASS calculator, or the software equivalent, same functionality, that the customer could download to their smartphone as an App.

So, other banks are also doing the same thing. Unfortunately I got something, I got a notice an email from one of my banks, I think I have three different banks personally, and they said that they are going to distribute this very strong security and they described that you have to pick out an emblem or a picture and you have to respond and answer questions like, what’s your first car, and I looked at that and I thought how incredible.

So, we are still not here. We are still not here in the United States although they are making the right moves. Mobile is driving our business in the United States. That’s good because more and more of our current banks and we have a large number of banks, over 300 as clients.

But it’s mostly for the corporate side. The mobile banking is for the retail or the consumer. So we are seeing many projects as I described before, the RFI, the proof-of-concepts and we’re involved in a lot of them. And as in the past we expect to win our fair share. So that’s what’s going to change the nature of our business in United States.

Josh Goldberg - G2 Investment Partners - Analyst

Okay, great. Thanks so much.

Operator

And we have no further questions at this time.

Ken Hunt - VASCO Data Security International - Founder, Chairman, CEO

All right. Well, everybody thanks for attending as usual and have a good afternoon to all the people, all the VASCO people around the world. Thanks as always for your hard efforts, your positive attitude and professionalism. Good afternoon everybody.

Operator

Ladies and gentlemen, that does conclude the conference call for today.